Exhibit 10.13
FIRST AMENDMENT TO

EXECUTIVE CORPORATE EVENT AGREEMENT

This First Amendment (the “Amendment”) to the Executive Corporate Event Agreement (the “Agreement”) is made by and between [Shirley Yin/Peter Lee/River Gong/Stephen Welles] (the “Executive”) and Oplink Communications, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December ___, 2010.

WHEREAS, the Parties previously entered into the Agreement, effective ________.

WHEREAS, the Company and Executive amend certain terms for conformity with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder.

WHEREAS, the Company and Executive desire to bring certain terms into compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, each as amended.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree to amend the Agreement, as follows:

1. Subsection (c) of Section 2 of the Agreement is hereby amended and replaced in its entirety as follows:

“(c) The Company shall reimburse the premiums necessary to continue Executive’s group health insurance benefits under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to twelve (12) months following Executive’s employment termination date (the “COBRA Premiums”); provided, that Executive timely elects continued coverage under COBRA and otherwise qualifies for continued coverage.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Premiums without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive a taxable lump sum payment, payable within ten (10) business days after Executive executes and delivers to the Company the release and waiver contemplated by Section 4 hereof and such release and waiver becomes effective and irrevocable, in an amount equal to: (A) the monthly COBRA Premium that Executive would be required to pay to continue Executive’s group health plan coverage under COBRA at the rate in effect on the date of Executive’s termination, multiplied by (B) twelve (12), which payment shall be made regardless of whether Executive elects COBRA continuation coverage (“Other Payment”).  Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion that it cannot provide the Other Payment in lieu of COBRA, as described in the preceding sentence, without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the Other Payment.”

2. Section 4 of the Agreement is hereby amended and replaced in its entirety as follows:

“4. Release.  The receipt of any severance or other benefits pursuant to Section 2 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), and provided that such Release is effective no later than sixty (60) days following the termination of employment or such earlier date required by the Release (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.  No severance or other benefits pursuant to Section 2 will be paid or provided until the Release becomes effective.  Notwithstanding any contrary provisions of Section 2, in the event that the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Executive’s termination occurs, any severance that would be considered Deferred Compensation Separation Benefits (as defined in Section 6) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 6.”

3. Jurisdiction and venue in any action to interpret or enforce the terms of this Amendment and the Agreement shall be in the State of California and in the County of Santa Clara of the State of California.  This Amendment and the Agreement shall be governed by the laws of the State of California other than the choice of laws principles of the laws of that state.

4. This Amendment and the Agreement represent the sole agreement of the Parties regarding the subject matter of this Amendment and supersedes any other prior or contemporaneous verbal or written agreements, promises or representations regarding the subject matter of this Amendment. This Amendment and the Agreement may not be modified except by a written instrument signed by both Parties.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	OPLINK COMMUNICATIONS, INC.

By:
Name:
Title:

EXECUTIVE	[NAME]